Exhibit 10.18

Investment Advisory Agreement

Party A: Xi Yue Cultural Industry Investment Fund L.P.

Address: Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KYl-9008, Cayman Islands.

Party B：GLAM Capital Limited

Address：13/F, Wing Shing Commercial Centre, 12–16 Wing Lok Street, Sheung Wan, Hong Kong

In view of:

Party A intends to carry out capital market investment activities and intends to appoint Party B to provide relevant investment advisory services, and Party B accepts this engagement.

Through friendly consultation, Party A and Party B have reached the following agreement regarding the above matters:

Article 1 Rights and Obligations

1.	Party B shall:

1)	Provide advice on the following matters:

i.	Investment advisory services, whereby Party B, on a non-discretionary basis, provides Party A with customized investment management services or investment opinions covering fixed income, equity and alternative investment strategies.

ii.	Investment research services, whereby Party B periodically provides Party A with research reports on macro-economic and individual investment opportunities and offers investment opinions, including but not limited to macro-economy, industries and companies, investment strategies for stocks, bonds and derivatives, index and product designs, regulatory regimes and developments and other comprehensive insights.

2)	Use its best efforts, judgment, prudence, skills and diligence to perform the duties and obligations under this Agreement and provide reasonable and appropriate assistance to Party A.

3)	Notify Party A as soon as reasonably practicable of any information received that may be relevant to the interests of Party A and assist Party A in reviewing such information documents

4)	Ensure the authenticity and reliability of the information sources for the investment opinions provided.

2.	Party A shall:

1)	Pay the investment advisory fees to Party B in full and on time.

2)	Ensure that the information or documents provided by Party A or its agents to Party B are true, accurate, complete and up-to-date and are not misleading in any respect.

Party A acknowledges that Party B shall rely entirely on the accuracy and completeness of the information provided by Party A, Party A’s directors, employees and other advisers, and that Party B has no obligation to conduct any investigation or inquiry into the accuracy or completeness of any information provided by Party A.

Article 2 Fees and payment

Party A agrees to pay Party B a one-off amount of HKD 500,000 as investment advisory service fees and other related expenses, and both parties agree and confirm that such fees are non-refundable once paid. Party A and Party B agree that Party A shall pay the above amount into Party B’s account within one month after the signing of this Agreement.

Party B’s bank account information is as follows:

Account name: GLAM Capital Limited
Account number: 012-875-2-017201-3
Bank name: Bank of China (Hong Kong) Limited
Bank code: 012

Article 3 Term of the agreement

This Agreement shall take effect from the date of signing and, unless otherwise agreed by both parties, shall remain valid until all matters agreed under this Agreement have been completed or until one year has expired (whichever is earlier), upon which it shall terminate.

Article 4 Confidential information

1.	Scope of confidentiality

“Confidential Information” refers to the business secrets, technical secrets and other unpublished information and materials that Party A lawfully owns and provides to Party B, or that Party B becomes aware of in the course of providing investment advisory and transaction services to Party A, in written, oral, digital or other forms, which Party A expressly requires Party B to keep confidential.

2.	Confidentiality obligations

Confidential Information may only be used for matters entrusted by Party A and shall be limited to the scope of investment advisory and transaction services. Except where required for the benefit of Party A, Confidential Information may not be disclosed to any third party (except advisers engaged by Party B for the performance of this Agreement) and may not be used for any other purpose.

3.	Non-use obligations

Party B shall not use the Confidential Information except for the purpose of performing the investment advisory and other related services entrusted by Party A. Party B shall not copy or imitate all or any part of such information, and shall be obliged to inform and appropriately require its employees who work on this Agreement to comply with the provisions of this Agreement.

Party B’s obligations of confidentiality and non-use do not apply to the following situations or contents:

1)	Information disclosed by Party A without any confidentiality obligation attached.
2)	Information about Party A that Party B already possessed without restriction before Party A disclosed it.
3)	Proprietary information that has already been made public other than by Party B.
4)	Disclosures made as required by laws, regulations, judgments or rulings.
5)	Use or disclosure of the above information by Party B for the benefit of Party A.

4.	Confidentiality period

Party B’s confidentiality obligations commence on the effective date of this Agreement. Unless Party A notifies in writing that certain Confidential Information under this Agreement no longer needs to be kept confidential, Party B must continue to keep confidential the relevant information received before the end of the cooperation in accordance with the confidentiality obligations assumed under this Agreement. The confidentiality obligations shall not be released due to the suspension or termination of this Agreement or of the cooperation relationship between Party A and Party B.

Article 5 – Performance of this Agreement

Once this Agreement is signed, both Party A and Party B shall strictly comply with all obligations under this Agreement. If either party breaches this Agreement, the other party may rescind or terminate this Agreement and require the defaulting party to bear liability for breach.

Article 6 – Governing law and dispute resolution

1.	This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

2.	Any and all disputes arising from or in connection with the performance of this Agreement that cannot be resolved through negotiation shall be submitted to the Hong Kong International Arbitration Centre and arbitrated in accordance with its arbitration rules and relevant special provisions. The place of arbitration shall be Hong Kong. The arbitral award shall be final and binding on the parties to this Agreement.

Article 7 – General provisions

1.	The parties hereby reach a complete understanding, which replaces all negotiations and arrangements between the parties previously conducted in respect of the subject matter of this Agreement. Amendments to this Agreement may only be made by means of a written amendment agreement signed by both parties, and no course of dealing or trade practice may supplement or modify this Agreement.

2.	Party B undertakes to take appropriate actions, including issuing instructions or entering into agreements with its staff, to ensure that all staff participating in work under this Agreement are bound by and comply with all the terms of this Agreement.

3.	Without Party A’s prior written authorization, Party B shall not make or authorize any press release, advertisement or public disclosure regarding the work under this Agreement, nor deny or confirm the existence of this Agreement. Party A reserves its right, at its sole discretion, to disclose the details of this Agreement to regulatory or governmental authorities.

4.	All headings or descriptive text of the clauses of this Agreement are for convenience only. They shall not be deemed to form part of this Agreement and shall not in any way define, limit, enlarge or describe the scope or meaning of any provision.

5.	If any one or more provisions of this Agreement are held to be invalid, illegal or unenforceable, such provisions shall be enforced to the maximum extent permitted by applicable law and shall not in any way affect or prejudice the validity, legality and enforceability of the remaining provisions.

6.	Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given or received only when sent by registered or certified mail to the address specified in the preamble of this Agreement (or such other address as notified by any one party to the other party in writing).

7.	The failure or delay of either party in exercising any right, power or privilege under this Agreement shall not be deemed a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any future exercise of any other right, power or privilege.

8.	This Agreement is executed in two originals, with Party A and Party B each holding one, both having the same legal effect.

In witness whereof, the parties acknowledge that they have read this Agreement and agree to be bound by its terms.

Party A: Xi Yue Cultural Industry Investment Fund L.P. Signature: Vital Vision Limited (General Partner)	Party B: GLAM Capital Limited Signature: Chow Ka Keung

Date: March 3, 2025	Date: March 3, 2025